Exhibit 99.1

Badger Meter Acquires GALAXY AMI Technology

MILWAUKEE--(BUSINESS WIRE)--Badger Meter, Inc. (AMEX:BMI) today announced it has acquired the advanced metering infrastructure (AMI) technology used in the GALAXY® fixed base network meter reading system from Miltel Communications Ltd. of Israel for approximately $25.7 million in cash.

“We are seeing a growing interest in fixed base network AMI systems in the water utility industry. We have worked closely with Miltel Communications to evolve the GALAXY product line into one of the most advanced communication technologies in the industry. Acquiring the AMI technology from Miltel is a logical next step that enables us to invest in continuing to grow and enhance this product line,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

“The acquisition of the GALAXY AMI technology is at the right time for Badger Meter and for the water utility industry. While our ORION® drive-by automatic meter reading (AMR) product continues to enjoy unprecedented acceptance by the water industry, we also want to meet the needs of the growing number of customers that prefer dedicated fixed base network technology. Together, the two product lines position us well for customers that prefer a hybrid solution – ORION for the majority of their system and GALAXY for large industrial users or for areas with difficult access,” said Meeusen.

The GALAXY AMI system uses high-powered radio transmitters to provide the utility with more frequent and diverse information, providing greater data and control functionality. Both GALAXY and ORION also connect to various power line, public wireless networks and municipal Wi-Fi systems offered by other companies. Information for both products is displayed on READCENTERTM, Badger Meter’s comprehensive AMR/AMI software platform.

“Acquiring the GALAXY AMI technology further strengthens our leadership position in the water industry and delivers on our strategy to provide our customers with the most reliable and versatile communication products,” added Meeusen.

About Miltel Communications Ltd.

Miltel Communications is a developer and manufacturer of wireless AMR/AMI technologies that have been implemented globally. The company's SpeedReadTM product line is used in North America for sub-metering projects, and in Europe, Asia, and South America for water, gas and electric utility applications.

About Badger Meter, Inc.

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manual read meters toward more expensive, value-added automatic meter reading (AMR) systems and advanced metering infrastructure (AMI) systems;
  the success or failure of newer Company products, including the Orion® radio frequency AMR system, the Galaxy® fixed network AMI system and the low profile Recordall® Model LP disc series meter;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manual read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including, to some extent, housing starts in the United States and overall industrial activity;
  increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass castings as a result of increases in commodity prices, particularly for copper and scrap metal, at the supplier level and resin as a result of increases in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental entities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance; additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental entity; and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the U.S. Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414)371-5702